Important Notice To Directors and Executive Officers
Concerning Limitations on Trading During the Blackout Period under the
ShopKo Stores, Inc. Shared Savings Plan
November 30, 2005
To:     Directors and Executive Officers of ShopKo Stores, Inc.
From: Peter G. Vandenhouten, Corporate Secretary
As you know, on October 18, 2005, ShopKo Stores, Inc. signed a definitive merger agreement (as amended, the “Merger Agreement”) to be acquired by SKO Group Holding Corp. (“SKO Group Holding”) by means of a merger of a wholly-owned subsidiary of SKO Group Holding with and into ShopKo (the “Merger”). The ShopKo stock fund within the ShopKo Stores, Inc. Shared Savings Plan (the “401(k) Plan”) will be closed during the three business days immediately preceding the expected completion of the Merger so that all pending trades can clear and final share balances can be accurately determined. As a result, ShopKo’s current and former employees who participate in the 401(k) Plan will be temporarily unable to:
•	direct or diversify their investments in the ShopKo stock fund, or

•	otherwise access the balances in the ShopKo stock fund for purposes of loans or withdrawals.
This short-term period during which 401(k) Plan participants will be unable to exercise these rights will qualify as a “blackout period” under Regulation BTR promulgated pursuant to Section 306(a)(3) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and, therefore, requires us to prohibit ShopKo’s directors and executive officers from trading in ShopKo common stock during this period. Dispositions of ShopKo common stock in exchange for merger consideration in connection with the Merger are exempt under Sarbanes-Oxley from the blackout period trading restrictions.
The blackout period for the 401(k) Plan is expected to begin during the week of December 26, 2005, depending on the expected effective date of the Merger, and will end as soon as the 401(k) Plan receives cash for the shares, assuming the Merger is approved. During this time, you may obtain, without charge, information as to whether the blackout period has started or ended by calling the 401(k) Plan Information Line at 1-866-SKO-401K (756-4015).
During the blackout period, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of ShopKo common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of ShopKo. For example, you will be prohibited from:
•	transferring your own 401(k) Plan account into or out of ShopKo shares,

•	buying or selling shares of ShopKo common stock on the open market, and

•	exercising ShopKo stock options.

This trading prohibition does not apply to certain exempt transactions, such as purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout).
If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in ShopKo common stock during the blackout period.
If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should call the 401(k) Plan Information Line at 1-855-SKO-401K (756-4015) or contact Peter G. Vandenhouten at ShopKo Stores, Inc, Corporate Secretary, 700 Pilgrim Way, Green Bay, Wisconsin 54304, telephone: 920-429-2211.